                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      ENGELHARD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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

            [LOGO]                               101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

ORIN R. SMITH
Chairman and
Chief Executive Officer

                                                                  March 31, 1998

Dear Shareholder:

    You are cordially invited to attend the 1998 Annual Meeting of Shareholders, which will be held at 10 a.m., Eastern Daylight Savings Time, on Thursday, May 7, at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, N.J. 08830.

    The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of Engelhard will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. If you plan to attend, please check the box provided on the proxy card and an admission ticket will be sent to you. Only shareholders and their proxies will be permitted to attend the Annual Meeting.

    Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                           Sincerely yours,

                                                          [LOGO]

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830
                              -------------------

               NOTICE OF THE 1998 ANNUAL MEETING OF SHAREHOLDERS
                              -------------------

To our Shareholders:                                              March 31, 1998

    The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on Thursday, May 7, 1998 at 10:00 a.m., Eastern Daylight Savings time, at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, N.J. 08830 for the following purposes:

        (1) To elect four Directors;

        (2) To ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants;

        (3) To transact such other business as may properly come before the meeting.

    The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is close of business on March 13, 1998.

    A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, ChaseMellon Shareholder Services, L.L.C., 120 Broadway, New York, New York 10271, during ordinary business hours for ten days prior to the meeting.

                                           By Order of the Board of Directors
                                                  ARTHUR A. DORNBUSCH, II
                                                 VICE PRESIDENT, GENERAL COUNSEL
                                                          AND SECRETARY

            SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
             THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                            ------------------------

                          PROXY STATEMENT FOR THE 1998
                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

    The accompanying proxy, being mailed to shareholders on or about March 31, 1998, is solicited by the Board of Directors of Engelhard Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, May 7, 1998. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice prior to the Meeting or by voting by ballot at the Meeting. If matters other than those set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

    Holders of Common Stock as of the close of business on March 13, 1998 will be entitled to vote. On such date there were outstanding and entitled to vote 144,605,129 shares of Common Stock of the Company, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

    The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company has also engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $14,000 plus disbursements. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                     INFORMATION AS TO CERTAIN SHAREHOLDERS

    Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than five percent of the Company's voting securities as of March 5, 1998.

                                                                                   AMOUNT
                                                                                BENEFICIALLY      PERCENT
                                                                                   OWNED         OF CLASS
                                                                               --------------  -------------
Minorco......................................................................      45,963,180       31.8%(1)
  9 rue Sainte Zithe, L-2763
  Luxembourg City, Grand Duchy of Luxembourg
State Farm Mutual Automobile Insurance Company...............................       9,670,893        6.7%(2)
  One State Farm Plaza,
  Bloomington, Illinois 61710

------------------------

(1) The Company is informed by Minorco, a company incorporated under the laws of Luxembourg, as a societe anonyme, as follows:

   Minorco, through a wholly-owned subsidiary, holds 45,963,180 shares of Common
    Stock of the Company, representing approximately 31.8% of the outstanding voting securities of the Company. Shares granted to Messrs. Lea and Slack pursuant to each of the Company's Stock Bonus Plan for Non-Employee Directors and the Company's Directors Stock Option Plan have been ceded to Minorco pursuant to arrangements between Messrs. Lea and Slack, respectively, and Minorco and are included in the above total.

   Minorco is an international natural resources company with operations in gold, base metals, industrial minerals, paper and packaging and agribusiness. The capital stock of Minorco is owned in part as follows: approximately 45.6%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, and approximately 22.5%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company. Approximately 38.5% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29.4% of the capital stock of Centenary and approximately 32.5% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 9.5% of Centenary.

   Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo
    American, and Chairman and a director of Centenary and De Beers and a director of Minorco, and Mr. Slack, a director of the Company, Chief Executive, President and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 7.1% of the outstanding shares of Minorco and approximately 8% of the outstanding shares of Anglo American. Mr. Slack holds an additional indirect interest in 23 Anglo American Ordinary Shares, and his infant children hold a beneficial interest of 900 shares in Minorco. Mr. Loomis and Mr. Smith are directors of Minorco. Mr. Lea is a director of Anglo American and Minorco, and his infant son holds a beneficial interest in 100 shares of Minorco.

(2) As reported by State Farm Mutual Automobile Insurance Company and related entities on Schedule 13G filed with the Securities and Exchange Commission and dated January 22, 1998.

                            1. ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of three classes, Class I, Class II and Class III, each class serving for a full three-year term. Ms. Alvarado, Mr. Loomis, Mr. Napier and Mrs. Pace, all of whom are incumbent Class II Directors, are nominees for election as Class II Directors at the Annual Meeting. If elected, the Class II Directors will serve three-year terms expiring in 2001. The Class III Directors will be considered for reelection at the 1999 Annual Meeting. The Class I Directors will be considered for reelection at the 2000 Annual Meeting.

    Messrs. Slack and Smith have been members of the Board of Directors since 1981, Mr. Richards since 1983, Mr. Antonini since 1985, Mr. Napier since 1986, Mrs. Pace since 1987, Mr. Watson since 1991, Mr. Lea since 1994, Ms. Alvarado since 1995, Mr. Loomis since 1996 and Mr. Perry since 1997.

    Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

    The persons named as proxies in the accompanying proxy who have been designated by the Board of Directors intend to vote, unless otherwise instructed in such proxy, FOR the election of Ms. Alvarado, Mr. Loomis, Mr. Napier and Mrs. Pace as Class II Directors.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth the name and age of each nominee and Director; all other positions and offices, if any, now held by him or her with the Company and his or her principal occupation during the last five years.

              DIRECTORS WITH TERMS EXPIRING MAY 1998 AND NOMINEES, AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS II)

LINDA G. ALVARADO
  Age 45. President and Chief Executive Officer of Alvarado Construction, Inc., since prior to 1993.
  Ms. Alvarado is also a director of Cyprus Amax Minerals Company and Pitney Bowes, Inc.

WILLIAM R. LOOMIS, JR.
  Age 49. Chairman of the Board of Terra Industries Inc. since April 1996; Managing Director, Lazard Freres & Co. LLC, an
    investment bank, since prior to 1993; General Partner in the Banking Group of Lazard Freres & Co. LLC from prior to 1993 to June 1995.
  Mr. Loomis is also a director of Minorco.

JAMES V. NAPIER
  Age 61. Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, since prior to 1993.
  Mr. Napier is also a director of Intelligent Systems Corporation, Vulcan Materials Company, HBO & Company, Personnel Group
    of America, Inc. and Westinghouse Air Brake Company.

NORMA T. PACE
  Age 76. Partner, Paper Analytics Associates, a planning and consulting company since 1995; Senior Advisor and Director of
    WEFA Group, Inc., economic consultants and forecasters since prior to 1993.
  Mrs. Pace is also a director of Hasbro, Inc.

                     DIRECTORS WITH TERMS EXPIRING MAY 1999
                 AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE
                 PAST FIVE YEARS, BOARD MEMBERSHIPS (CLASS III)

BARRY W. PERRY
  Age 51. President and Chief Operating Officer of the Company since 1997; Group Vice President and General Manager of the
    Pigments and Additives Group prior thereto since August 1993; Group Vice President and General Manager of the Latex &
    Specialty Polymers Division of Rhone-Poulenc prior thereto.

REUBEN F. RICHARDS
  Age 68. Retired Chairman of the Board of Terra Industries, Inc.; Retired Chairman of the Board of Minorco (U.S.A.); Retired
    Non-Executive Chairman of the Board of the Company; Chairman of the Board of Terra Industries Inc. from prior to 1993 until April 1996.
  Mr. Richards is also a director of Santa Fe Energy Resources, Inc., Ecolab, Grupo Financiero Banorte and Potlatch
    Corporation.

HENRY R. SLACK
  Age 48. Chief Executive of Minorco since December 1992; Member of the Executive Committee of Minorco since prior to 1993, and President and a director thereof since prior to 1993; director of Anglo American Corporation of South Africa Limited
    since prior to 1993.
  Mr. Slack is also a director of Terra Industries Inc.

ORIN R. SMITH
  Age 62. Chairman and Chief Executive Officer of the Company since January 1995; President and Chief Executive Officer of the Company prior thereto.
  Mr. Smith is also a director of Ingersoll-Rand Company, Minorco, Perkin-Elmer Corporation, Summit Bancorp, and Vulcan
    Materials Company.

                    DIRECTORS WITH TERMS EXPIRING MAY 2000,
              AGES, PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS I)

MARION H. ANTONINI
  Age 67. Principal of Kohlberg & Co. since March 1998. President and Chief Executive Officer of Welbilt Corporation from prior to 1993 to 1998.
  Mr. Antonini is also a director of Vulcan Materials Company, Scientific-Atlanta, Inc. and Northwestern Steel and Wire
    Company.

ANTHONY W. LEA
  Age 49. Executive Director and Member of the Executive Committee of Minorco since prior to 1993; Director of Anglo American
    Corporation of South Africa since November 1993.
  Mr. Lea is also a director of Terra Industries Inc.

DOUGLAS G. WATSON
  Age 53. President, CEO and Director of Novartis Corporation, a life sciences company, since January 1997. President of the
    Pharmaceuticals Division of CIBA-GEIGY Corporation from prior to 1993 to January 1997.
  Mr. Watson is also a director of Summit Bancorp.

                   SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

    Set forth in the following table is the beneficial ownership of Common Stock as of March 5, 1998 for all nominees, continuing Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group. No Director or Executive Officer owns more than 1% of the total outstanding shares (including exercisable options) other than Mr. Smith who owns 1.5%. All Directors and Executive Officers as a group own approximately 2.2% of the total outstanding shares (including exercisable options).

                                             NAME                                                  SHARES
-----------------------------------------------------------------------------------------------  -----------
Linda G. Alvarado..............................................................................        9,843(1)
Marion H. Antonini.............................................................................       34,283(1)
Thomas P. Fitzpatrick..........................................................................        6,367
Joseph E. Gonnella.............................................................................       92,388(2)
Anthony W. Lea.................................................................................          750(4)
William R. Loomis, Jr..........................................................................       23,343(1)
James V. Napier................................................................................       18,538(1)
Norma T. Pace..................................................................................       27,963(1)
Barry W. Perry.................................................................................      146,697(2)
Reuben F. Richards.............................................................................       27,373(1)
Robert J. Schaffhauser.........................................................................      351,094(2)
Henry R. Slack.................................................................................        2,530(3)(4)
Orin R. Smith..................................................................................    2,103,840(2)
Douglas G. Watson..............................................................................       33,972(1)
All Directors and Executive Officers as a group................................................    3,216,918(2)

------------------------
(1) Includes 2,250 shares of Common Stock subject to options granted to Messrs. Antonini, Napier, Richards and Watson and Mses. Alvarado and Pace and 750 shares of Common Stock subject to options granted to Mr. Loomis under the Company's Directors Stock Option Plan, which options may be exercised within 60 days from March 5, 1998.

(2) Includes 1,224,281, 115,700, 70,088, 223,375, and 1,841,220 shares of Common
    Stock subject to options granted to Messrs. Smith, Perry, Gonnella and Schaffhauser, and all Directors and Executive Officers as a group, respectively, under the Company's Stock Option Plan of 1981 (the "1981 Stock Option Plan"), the Company's Stock Option Plan of 1991 (the "Stock Option Plan," together with the 1981 Stock Option Plan, the "Stock Option Plans") and the Directors Stock Option Plan, which options may be exercised within 60 days from March 5, 1998 and also includes 1,157 shares owned by family members in which persons in the group disclaim any beneficial interest.

(3) Excludes 410,433 shares of Common Stock in which Mr. Slack has an indirect partial interest and in which he disclaims any beneficial interest.

(4) Excludes 2,250 shares of Common Stock subject to options granted to each of Messrs. Slack and Lea under the Company's Directors Stock Option Plan which are ceded to Minorco and are reflected in the Amount Beneficially Owned by Minorco in the Section "Information as to Certain Shareholders" on page 2.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

    The Board of Directors of the Company held a total of 8 meetings during 1997. Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Stock Option/Stock Bonus Committee. The Board does not have a nominating committee.

    The members of the Audit Committee are Mr. Lea (proposed Chairman in May
1998), Ms. Alvarado, Messrs. Antonini and Loomis and Mrs. Pace, all of whom are non-employee Directors. The Audit Committee periodically reviews the Company's accounting policies, internal accounting controls and the scope and results of the independent accountants' audit of the Company's financial statements. The Audit Committee held 2 meetings during 1997.

    The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. The Compensation Committee determines the appropriate level of compensation for the Officers and employees of the Company. The Compensation Committee held 8 meetings during 1997.

    The members of the Stock Option/Stock Bonus Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. The Stock Option/Stock Bonus Committee administers the Company's stock option and stock bonus plans and determines the terms and conditions for the issuance of stock options and stock bonus awards to the Officers and employees of the Company. The members of the Committee are not eligible to participate in such plans. The Stock Option/Stock Bonus Committee held 7 meetings during 1997.

    During 1997 all of the Directors of the Company attended more than 75% of the meetings of the Board and meetings of committees of the Board on which they served, except for Messrs. Lea and Loomis.

    Directors who are not employees of the Company each received a retainer at the annual rate of $30,000 in 1997. In addition, non-employee Directors received a $1,350 attendance fee for each Board meeting attended in 1997. During 1997, non-employee Directors also received a $1,000 attendance fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they served; and an additional $5,000 annual retainer for each chairman of a committee. Directors who are employees of the Company do not receive any Directors' fees or retainers.

    Pursuant to the Company's Retirement Plan for Directors, a Director or Director Emeritus will receive retirement benefits following his or her retirement as a Director if at the time of such retirement either (i) he or she has six or more years of service as a non-employee Director or (ii) his or her age and years of service as a non-employee Director equal at least 65. Such retirement benefits will be an annual amount equal to the annual Board retainer fee (excluding meeting and committee fees) in effect on the date of the Director's retirement and will be payable in equal monthly installments commencing on the first day of the month coinciding with or next following the Director's 65th birthday or, if later, the date of the Director's retirement and continuing until the earlier of (i) the Director's death or (ii) the completion of payments for a period equal to the period of the Director's service as a non-employee Director.

    Pursuant to the Company's Stock Bonus Plan for Non-Employee Directors (the "Directors Stock Bonus Plan"), each person who becomes a non-employee Director prior to June 30, 2006 shall be awarded 7,593 shares of the Company's Common Stock effective as of such person's election to the Board of Directors. Such shares will vest in equal increments over a ten-year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director's service as a non-employee Director, the Director (or, in the event of his or her death, his or her beneficiary) shall be entitled, in the discretion of the committee formed to administer the Directors Stock Bonus Plan, to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service; shares may be received prior to such date if there has been a "change in control."

    Pursuant to the Company's Directors Stock Option Plan each non-employee Director in office on the date of the regular meeting of the Board in December of each year will automatically be granted an option to purchase 3,000 shares of Common Stock with an exercise price equal to 100 percent of the fair market value at the date of grant. Each option becomes exercisable in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option terminates on the tenth anniversary of the date of grant. Each option held by a director which was granted more than one year before his or her termination of service as a director shall become fully exercisable upon termination if such termination is a result of disability, death or retirement after attaining age 65; options may become exercisable prior to such date if there has been an "acquisition of a control interest."

    Pursuant to the Company's Deferred Compensation Plan for Directors and the Company's Directors Stock Bonus Plan, non-employee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director.

                   COMPENSATION COMMITTEE INTERLOCKS, INSIDER
                     PARTICIPATION AND CERTAIN TRANSACTIONS

    The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. Mr. Slack holds the positions with Minorco described in "Information as to Certain Shareholders" on page 2. Minorco beneficially owns more than five percent of the Company's voting securities. For additional information regarding Minorco, see "Information as to Certain Shareholders" on page 2.

    Among other businesses, the Company markets, fabricates and processes various metals, minerals and ores acquired from numerous domestic and foreign suppliers. The Company makes and will continue to make purchases, sales and leases of such materials, in the ordinary course of its business, from and to entities in which it is informed Anglo American and/or Minorco have a material interest, upon terms which are no less favorable to the Company than those obtainable from other sources. The Company's purchases and sales of such materials from all sources during 1997 approximated $2.2 billion and $2.3 billion, respectively, including purchases of approximately $101.1 million from and no sales to entities in which the Company is informed Anglo American has a material interest; the Company also entered into metal leases of approximately $16.3 million with such entities.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 1997.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth the compensation paid by the Company for services rendered in all capacities during each of the last three fiscal years to the Chief Executive Officer and the other four most highly compensated Executive Officers. All share and per share data have been restated to give effect to all relevant stock splits, the last of which occurred in June, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                              AWARDS (1)(2)
                                                           ANNUAL COMPENSATION         ----------------------------
                                                    ---------------------------------     RESTRICTED
                                                                              BONUS          STOCK         OPTIONS
                                                      YEAR     SALARY ($)    ($)(3)    AWARD(S)($)(3)(4)   (#)(3)
                                                    ---------  -----------  ---------  -----------------  ---------
Orin R. Smith, Director,..........................       1997     814,992     802,123         317,300       501,752
Chairman and Chief                                       1996     774,996     800,000         326,000       353,000
Executive Officer                                        1995     735,000     925,000         412,250       368,000

Barry W. Perry, Director,.........................       1997     349,992     296,000         143,640       222,786
President and Chief                                      1996     282,216     150,000         101,875        81,000
Operating Officer                                        1995     264,996     235,000         141,450        77,500

Joseph E. Gonnella,...............................       1997     304,803     203,500          96,775       139,196
Senior Vice President, Strategy                          1996     190,692     125,000          84,903        65,600
and Corporate Development                                1995     179,672     130,000          76,800        42,500

Robert J. Schaffhauser,...........................       1997     319,992     155,400          99,803       114,116
Vice President and                                       1996     306,000     160,000         108,660        82,500
Chief Technical Officer                                  1995     289,993     180,000         129,325        83,000

Thomas P. Fitzpatrick,............................       1997     200,000     240,500         113,412       146,800
Vice President and                                       1996          --          --              --            --
Chief Financial Officer (4)                              1995          --          --              --            --

------------------------
(1) The Company's Key Employees Stock Bonus Plan and the Company's Stock Option Plans provide for acceleration of vesting in the event of a "change in control." For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 16.

(2) Currently, the Company has no Long Term Incentive Plans which are required to be reported pursuant to the General Rules and Regulations of the Securities and Exchange Commission.

(3) Includes Cash Bonus and Equity awards made in February 1998 for 1997 service, subject to adjustment as discussed in the "Report on Executive Compensation, Annual Cash and Long Term Equity Incentive Compensation" on page 19. As of December 31, 1997, Messrs. Smith, Perry, Gonnella and Schaffhauser held 91,850, 15,126, 10,676 and 27,599 unvested shares, respectively, of stock which were awarded pursuant to the Company's Key Employees Stock Bonus Plan having a market value of $1,595,894, $262,814, $185,496 and $479,533, respectively. The foregoing amounts do not include the reported grants, which were made in February 1998 for services rendered during 1997. Restricted stock awards of the Company's Common Stock granted under the Key Employees Stock Bonus Plan vest in five equal annual installments commencing on the first anniversary of the date of the grant. Vesting will be accelerated upon the occurrence of a "change in control." The Company pays dividends on restricted stock, if and to the extent paid on Common Stock generally, but pays no dividends on stock options. For information on what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 16.

(4) Mr. Fitzpatrick was elected Vice President and Chief Financial Officer on May 1, 1997.

    The following table sets forth information concerning individual grants of stock options made under the Stock Option Plan in December 1997 and February 1998 for services rendered during 1997 by each of the named Executive Officers.

                OPTION GRANTS FOR SERVICES RENDERED DURING 1997

                                        INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------
                                            NUMBER
                                              OF                                                     GRANT DATE
                                          SECURITIES                                                   VALUE
                                          UNDERLYING                     EXERCISE                   ------------
                                            OPTIONS                       OR BASE                    GRANT DATE
                                            GRANTED                        PRICE      EXPIRATION      PRESENT
                                            (#)(1)                        ($/SH)         DATE       VALUE ($)(2)
                                          -----------                   -----------  -------------  ------------
                                                         % OF TOTAL
                                                           OPTIONS
                                                         GRANTED TO
                                                          EMPLOYEES
                                                        FOR SERVICES
                                                          RENDERED
                                                           DURING
                                                            1997
                                                       ---------------

Orin R. Smith...........................     394,864            13%          18.56      12/18/2007    2,104,625
                                             106,888             4%          17.34        2/5/2008      532,302

Barry W. Perry..........................     174,400             6%          18.56      12/18/2007      929,552
                                              48,386             2%          17.34        2/5/2008      240,962

Joeseph E. Gonnella.....................     106,600             4%          18.56      12/18/2007      568,178
                                              32,596             1%          17.34        2/5/2008      162,328

Robert J. Schaffhauser..................      80,500             3%          18.56      12/18/2007      429,065
                                              33,616             1%          17.34        2/5/2008      167,407

Thomas P. Fitzpatrick...................     108,600             4%          18.56      12/18/2007      578,838
                                              38,200             1%          17.34        2/5/2008      190,236

------------------------

(1) Options have a ten-year term and vest in four equal annual installments commencing on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts, Termination of Employment and Change in Control Arrangements" on page 16.

(2) Based on the Black-Scholes option pricing model. The model assumes: (a) an option term of 4 years, which represents anticipated exercise trends for the named Executive Officers; (b) an interest rate of 6% that represents the current yield curves as of the grant dates; (c) an average volatility of approximately 32% calculated using average weekly stock prices for the four years prior to the grant date; and (d) a dividend yield of approximately 2.3% (the current dividend yield). The Company does not believe that the values estimated by the model will necessarily be indicative of the values to be realized by an executive.

    The following table sets forth information concerning each exercise of stock options during 1997 by each of the named Executive Officers and the value of unexercised options at December 31, 1997.

                       AGGREGATE OPTION EXERCISES IN 1997
                        AND VALUES AT DECEMBER 31, 1997

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                   SHARES        VALUE        DECEMBER 31, 1997(#)        AT DECEMBER 31, 1997($)
                                 ACQUIRED ON   REALIZED   ----------------------------  ----------------------------
             NAME               EXERCISE (#)      ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -------------  ---------  ------------  --------------  ------------  --------------

Orin R. Smith.................       22,375      306,716    1,046,062       1,131,052     1,401,774        267,784

Barry W. Perry................            0            0       88,300         312,700        69,172         26,418

Joseph E. Gonnella............            0            0       53,125         203,200        51,681         19,722

Robert J. Schaffhauser........            0            0      177,750         257,625       206,511         65,638

Thomas P. Fitzpatrick.........            0            0            0         108,600             0              0

                                 PENSION PLANS

    The following table shows estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provide additional credited years of service, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                               PENSION PLAN TABLE

                                                YEARS OF SERVICE
                             -------------------------------------------------------
FINAL AVERAGE PAY            15 YEARS   20 YEARS   25 YEARS   30 YEARS    35 YEARS
---------------------------  ---------  ---------  ---------  ---------  -----------
$ 200,000..................     43,681     58,242     72,802     87,363      101,923
  300,000..................     66,181     88,242    110,302    132,363      154,423
  400,000..................     88,681    118,242    147,802    177,363      206,923
  500,000..................    111,181    148,242    185,302    222,363      259,423
  600,000..................    133,681    178,242    222,802    267,363      311,923
  700,000..................    156,181    208,242    260,302    312,363      364,423
  800,000..................    178,681    238,242    297,802    357,363      416,923
  900,000..................    201,181    268,242    335,302    402,363      469,423
 1,000,000.................    223,681    298,242    372,802    447,363      521,923
 1,100,000.................    246,181    328,242    410,302    492,363      574,423
 1,200,000.................    268,681    358,242    447,802    537,363      626,923
 1,300,000.................    291,181    388,242    485,302    582,363      679,423
 1,400,000.................    313,681    418,242    522,802    627,363      731,923
 1,500,000.................    336,181    448,242    560,302    672,363      784,423
 1,600,000.................    358,681    478,242    597,802    717,363      836,923
 1,700,000.................    381,181    508,242    635,302    762,363      889,423
 1,800,000.................    403,681    538,242    672,802    807,363      941,923
 1,900,000.................    426,181    568,242    710,302    852,363      994,423
 2,000,000.................    448,681    598,242    747,802    897,363    1,046,923
 2,100,000.................    471,181    628,242    785,302    942,363    1,099,423
 2,200,000.................    493,681    658,242    822,802    987,363    1,151,923

    A participant's remuneration covered by the Company's pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table, except as set forth below), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 11, credited years of service under the plans as of December 31, 1997 are as follows: Mr. Smith, 26 years; Mr. Perry, 4 years; Mr. Gonnella, 5 years; and Mr. Schaffhauser, 8 years. Mr. Fitzpatrick, has not yet met the eligibility requirements for participation. Messrs. Smith, Perry, Gonnella, Schaffhauser and Fitzpatrick had $1,617,115, $645,992, $508,303, $475,392 and $440,500, respectively, of annual remuneration covered by the plans during 1997. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into a three-year employment agreement with Mr. Smith commencing May 21, 1996 and ending May 20, 1999. On May 20, 1997, Mr. Smith's agreement was automatically extended for another year, and it will be so extended on each May 20 thereafter unless notice of the Company's intention not to extend shall have been given in writing no later than December 31st of the preceding year; provided, however, that Mr. Smith's employment period shall not extend beyond December 31, 2000. The agreement provides for an annual salary of not less than $775,000, an annual cash bonus of at least $216,645 and an award of at least 22,500 shares of Common Stock of the Company; provided, however, that an annual cash bonus of at least $581,250, equity pool share awards with a value of at least $484,375 and stock option awards with a value of at least $1,162,500 shall be awarded to Mr. Smith if the Company's performance for any year is greater than or equal to a predictable level of performance for such year, as determined by the Compensation Committee. In addition, Mr. Smith is entitled to participate in the benefit plans of the Company.

    Pursuant to the Company's Change In Control Agreements, the Company provides severance benefits in the event of a termination of an Executive (as defined), except a termination (i) because of death, (ii) because of "Disability," (iii) by the Company for "Cause," or (iv) by the Executive other than for "Good Reason," within the period beginning on the date of a "Potential Change in Control" (as such terms are defined in the Change In Control Agreement) or "Change in Control" and ending on the third anniversary of the date on which a "change in control" (as defined below) occurs. The severance benefits include:
(i) the payment of salary to the Executive through the date of termination of employment together with salary in lieu of vacation accrued; (ii) an amount equal to a pro-rated incentive pool award under the Company's Incentive Compensation Plan, determined as set forth in the Agreement; (iii) an amount equal to the sum of the highest annual salary and incentive pool award in effect during any of the preceding 36 months, determined as set forth in the Agreement;
(iv) continued coverage under the Company's life, disability, health, dental and other employee welfare benefit plans; (v) continued participation and benefit accruals under the Company's Supplemental Retirement Program for one year following the date of termination; and (vi) an amount sufficient, after taxes, to reimburse the Executive for any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. Each of Messrs. Smith, Perry, Gonnella, Schaffhauser and Fitzpatrick is defined as an Executive.

    For purposes of the Company's Change In Control Agreement, a "change in control" is triggered if one of the following occurs: (a) twenty-five percent or more of the Company's outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of Persons, other than the groups presently owning the same, or (b) a majority of the Board of Directors of the Company ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors, or (c) all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding securities entitled to vote do not own more than 60% of such securities in substantially the same proportions following a shareholder approved reorganization, merger, or consolidation, or (d) shareholder approval of either (i) a complete liquidation or dissolution at the Company or (ii) a sale or other disposition of all or substantially all of the assets of the Company, other than to the Company, with respect to which following such sale or other disposition, more than 60% of the Company's outstanding securities entitled to vote generally in the election of directors are thereafter beneficially owned, in substantially the same proportions, by all or substantially all of the individuals and entities who were the beneficial owners of such securities prior to such sale or other disposition.

    The Company's Key Employees Stock Bonus Plan and the Company's Stock Option Plans, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of an acquisition of a control interest. For purposes of the stock option and stock bonus awards granted before March 7, 1996 under the Company's Stock Option Plan and the Key Employees Stock Bonus Plan, an accelerated vesting is triggered if either (a) or
(b) in the above definition of "change in control" occurs. For awards made on or after March 7, 1996, a participant under these plans will, subject to such other conditions, if any, as the Committee may impose, receive accelerated vesting of awards granted in the event of a "change in control," as defined above, except that a "change in control" is triggered by twenty percent, rather than twenty-five percent, beneficial ownership of the Company's outstanding securities entitled to vote in the election of directors, directly or indirectly, by any person or group of persons, other than the groups presently owning the same.

                        REPORT ON EXECUTIVE COMPENSATION

    Under the overall direction of the Compensation Committee and the Stock Option/Stock Bonus Committee of the Board of Directors and in accordance with the Company's Stock Option Plan and Stock Bonus Plan approved by its shareholders, the Company has developed and implemented compensation programs designed to:

    - Attract and retain key employees who can build and continue to grow a successful company;

    - Provide incentive to achieve high levels of company, business, and individual performance; and

    - Maintain and enhance alignment of employee and shareholder interests.

    The Compensation and Stock Option Plan/Stock Bonus Committees are composed entirely of non-employee Directors individually noted as signatories to this report.

    The Compensation Committee is responsible for overseeing the development and for review and approval of:

    - Overall compensation policy;

    - Salaries for the Chief Executive Officer and for approximately 55 other senior managers worldwide; and

    - Aggregate cash incentive awards for the Company and specific individual cash awards under the annual plan for the Chief Executive Officer and approximately 55 other senior managers worldwide.

    The Stock Option/Stock Bonus Committee is responsible for overseeing the development and for review and approval of:

    - Plan design and policies related to senior management and employee awards of options and restricted stock; and

    - Individual grants under the Stock Option Plan and restricted stock awards under the Key Employees Stock Bonus Plan to the Chief Executive Officer and approximately 340 employees worldwide.

    In exercising those responsibilities and in determining the compensation in particular of Mr. Smith and in general of other senior managers individually reviewed, the Committees examine and set:

    1. BASE SALARY

        The Compensation Committee reviews salaries annually against industry practices as determined by professional outside consultants who conduct annual surveys. The Company's current competitive target is to pay somewhat above the median for positions of comparable level. This target is being achieved on average for the professional, technical, and managerial salaried work force. Salary structures are set each year based on the Company's target and its actual competitive position. There was a 3.0% structure increase for 1997 for the U.S. professional, technical and managerial group and a 3.5% adjustment for 1998. Likewise merit budgets are established based on a competitive target, actual competitive position, and the Company's desire to recognize and reward individual contribution. For international employees and non-exempt salaried employees in the United States, structure adjustments and merit budgets are determined based on local market conditions.

        Individual merit adjustments are based upon the managers' quantitative and qualitative evaluation of individual performance, including feedback from customers served, against business objectives such as earnings, return on capital, market share, new customers, and development of new commercial products. Performance is also considered in the context of expectations for behavior and the individuals' positions in their respective salary ranges--the better the performance and the lower the position in range, the greater the percentage base salary increase. Conversely, the lower the performance is evaluated and the higher the position in range, the lower the percentage base salary increase.

        Mr. Smith's salary was increased 6.1% for 1998 based on competitive practice and business results, which included earnings results while funding investments in capital expansion, research and development, joint ventures, and acquisitions. Base salary continues to be less than one-fourth of total compensation for Mr. Smith and generally less than one-half of total compensation for other senior management. This reflects the Company's emphasis on non-fixed compensation which varies with Company performance and on other equity vehicles which are closely aligned with shareholder interests.

    2. ANNUAL CASH AND LONG TERM EQUITY INCENTIVE COMPENSATION

        The Company's Management Incentive Plan integrates all incentive compensation vehicles (including cash bonus award, restricted stock and stock options) to link total compensation for the participant with both competitive practice and the performance of the Company and/or applicable business unit and the individual. The plan facilitates clarity of performance expectations and encourages the identification and commitment to "breakthrough" results. Overall incentive pools are established for cash, restricted stock equity, and stock options. The pools are determined by a formula based on competitive total compensation for comparable performance; desired compensation mix among cash, restricted stock and options; and on the actual performance of the Company and its business units against specific predetermined levels of earnings targets. A threshold level is established below which incentives will not normally be paid. The Committees may adjust these pools up or down based on the economic climate or other special circumstances, but did not factor any pools up or down for 1997. Individual awards are determined based on performance against specific objectives within the limits of the pools.

        In the past, cash incentive and equity shares were granted in February at the regularly scheduled meetings of the Compensation Committee and Stock Option/Stock Bonus Committee. As audited financials were not available at the time of the February Committee meetings, the awards for 1997 were based on estimates of 1997 earnings available at that time. At future meetings of the Committees, with audited financials available, upward adjustments may be made. All cash incentive and equity shares shown in this Report do not reflect any such adjustment. These earnings estimates (excluding special and other charges) were consistent with earnings per share in a very good 1996. These results generated the overall pools within which the individual performance based awards were made as described below.

    a. ANNUAL CASH INCENTIVE PROGRAM

        This program is designed to provide focus on expected annual results and recognition of accomplishment for the year. Approximately 280 employees worldwide received awards under the Company's program.

        For 1997, actual cash payouts were 97% of the competitively defined pool as factored for performance.

        For the year 1997, Mr. Smith received a cash incentive award of $802,123 compared with $800,000 for 1996. This was consistent with the plan design considering performance and targets and the payout for the overall Company.

        Total cash compensation paid to eligible participants reflects competitive practice for results achieved and is projected to be around the 60th percentile of competitive practice -- higher in lower level positions and lower in higher level positions.

    b. RESTRICTED STOCK

        Providing for vesting of shares in equal amounts over a period of five years, the Key Employees Stock Bonus Plan is designed to align key employee and shareholder long-term interests by providing designated employees an equity interest in the Company. Approximately 390 employees are eligible to participate in the Company's plan worldwide. Eligible employees are reviewed annually for award grants determined in the manner previously described.

        The total equity shares awarded for 1997 was slightly under the plan generated pool. The Committee grants a number of equity shares which are then converted to a combination of restricted stock and stock options. Approximately two-thirds of the value of the equity shares, using present value methodologies, awarded for 1997 were in the form of stock options. This resulted in 180,368 restricted shares awarded compared with 193,369 for 1996.

        For the year 1997, Mr. Smith received a grant of 17,815 shares plus options noted below. This compares with 16,000 shares in 1996 and 17,000 shares in 1995 (adjusted for stock splits).

    c. STOCK OPTIONS

        The Stock Option Plan has been designed to link employee compensation growth directly to growth in share price. In conjunction with restricted stock, options are the major driver of senior management compensation aligning their reward with shareholder interests. As noted above, over two-thirds of the compensation value of equity shares was paid in the form of options. Utilizing actuarial and financial Black-Scholes models, the value of an option was calculated to be approximately one-third of the value of a restricted share award.

        In addition, approximately 80 senior managers worldwide are reviewed for annual stock option grants determined in the manner previously described. Options vest in equal increments over four years and normally have a ten-year life.

        Options granted for 1997 totaled 2,988,860 which was within the pool generated. This compares with 1,868,677 granted for 1996.

        For the year 1997, Mr. Smith was awarded 394,864 options plus an additional 106,888 options representing value paid in the form of options instead of restricted stock. The options awarded are consistent with the plan design and the overall awards for the Company.

    The Committees direct the purchase of compensation survey information from several independent professional consultants in order to review the base, annual cash incentive, and total compensation of Mr. Smith and other individual senior managers and employee groups. Although there is some overlap in the compensation comparison groups with the Dow Jones Chemicals Group used in the Performance Graph below, for the most part they are different companies. There are two key reasons for the divergence in samples: (1) the Company generally utilizes standard surveys in the belief that the general lack of precision inherent in survey methodology and compensation decision making does not normally warrant the additional cost of specialized surveys (most of the Dow Jones Chemicals Group do not participate in the standard surveys purchased); (2) the predominant labor markets in which the Company competes for people differ from the Dow Jones Chemicals Group in that they also include firms in other business line industries, e.g., petroleum and in geographic concentrations, e.g., New Jersey.

    The Committees are satisfied that relevant competitive data and achievements of the Company against its targets in the context of the economic and competitive environment in which the Company has operated, support the objectives of attracting and retaining key talent, providing incentives for superior performance, and aligning employee and shareholder interests. Nevertheless, the Committees are engaged in a process of reevaluating the current compensation program design, as part of their ongoing process of oversight on such matters. It is expected that any change to compensation programs resulting from such reevaluation would not be effective before the 1999 calendar year.

    Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the Company's stock options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deductions for 1998. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                             COMPENSATION COMMITTEE
                       STOCK OPTION/STOCK BONUS COMMITTEE

Marion H. Antonini            James V. Napier               Norma T. Pace
Reuben F. Richards            Henry R. Slack                Douglas G. Watson

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
Among Engelhard Corporation, S&P 500 Index and
Dow Jones Chemical Sector
                                                      Engelhard Corporation     S&P 500     Dow Jones (Chemical)
1992                                                                    100         100                      100
1993                                                                 108.09      110.08                   111.83
1994                                                                  99.91      111.53                   129.47
1995                                                                 149.54      153.45                   169.12
1996                                                                 133.66      188.68                   223.43
1997                                                                 123.75      251.63                   274.61

                                                                                  DECEMBER 31,
                                                        ----------------------------------------------------------------
                                                          1992       1993       1994       1995       1996       1997
                                                        ---------  ---------  ---------  ---------  ---------  ---------
Engelhard Corporation.................................     100.00     108.09      99.91     149.54     133.66     123.75
S&P 500...............................................     100.00     110.08     111.53     153.45     188.68     251.63
Dow Jones (Chemical)..................................     100.00     111.83     129.47     169.12     223.43     274.61

------------------------

* Assumes $100 invested on December 31, 1992 in each referenced group with reinvestment of dividends.

                2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, based on the recommendation of the Audit Committee, voted to retain Coopers & Lybrand L.L.P. to serve as independent public accountants for the year 1998. Coopers & Lybrand L.L.P. expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

    It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

    The Board of Directors recommends that you vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the year 1998.

                          FUTURE SHAREHOLDER PROPOSALS

    The Company will not consider any shareholder proposal for inclusion in the 1999 Annual Meeting of Shareholders' proxy material unless received by the Company not later than November 30, 1998.

                                 OTHER MATTERS

    At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

                                       By Order of the Board of Directors
                                            ARTHUR A. DORNBUSCH, II
                                        VICE PRESIDENT, GENERAL COUNSEL
                                                 AND SECRETARY

March 31, 1998

                                                          [LOGO]

                                                       NOTICE OF
                                                    ANNUAL MEETING
                                                          OF
                                                     SHAREHOLDERS
                                                       AND PROXY
                                                       STATEMENT

                                                      May 7, 1998

                            ENGELHARD CORPORATION
                   101 Wood Avenue, Iselin, New Jersey 08830

         Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders--May 7, 1998

      The undersigned hereby constitutes and appoints Orin R. Smith, Reuben
  F. Richards and Arthur A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at The Sheraton at Woodbridge Place, 515 Route 1 South, Iselin, NJ 08830 on Thursday, May 7, 1998 at 10:00 A.M. Eastern Daylight Savings Time and at any adjournments thereof, on all matters coming before said meeting.

  Election of Directors: Nominees:             (Change of Address/Comments)
  Linda G. Alvarado, William R. Loomis, Jr.,
  James V. Napier and Norma T. Pace          ------------------------------

                                             ------------------------------

                                             ------------------------------

                                             ------------------------------

You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your share unless you sign and return this card.

SEE REVERSE SIDE

                             FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Please have your name as indicated in this example X

1.  Election of Directors (see reverse)

(To withhold vote for any individual  nominee write that name below.)

------------------------------------------------------------------------------

        FOR            WITHHELD



2. Ratification of appointment of Coopers & Lybrand L.L.P. as independent public accountants.

                      / / For      / / Against      / / Abstain

3. In their discretion, upon other matters as they may properly come before the meeting.

I Plan to attend the meeting.

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


--------------------------------------------

--------------------------------------------, 1998
SIGNATURE(S)                        DATED


                               FOLD AND DETACH HERE


Dear Shareholder(s):

Enclosed you will find material relative to the Company's 1998 Annual Meeting of shareholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. Please remember that your vote is important to us.

ENGELHARD CORPORATION